EXHIBIT 18

November 21, 2013

Board of Directors
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have been provided a copy of the Company’s Annual Report on Form 10-K for the year ended September 30, 2013. Note 1 therein describes a change in accounting principle for inventory costing in the Company’s Power Solutions business to the first-in first-out (FIFO) method from the last-in first-out (LIFO) method. It should be understood that the preferability of one acceptable method of accounting over another for inventory costing has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin